                                                                     EXHIBIT 3.5


                          FOURTH AMENDED AND RESTATED


                         CERTIFICATE OF INCORPORATION


                                      OF


                               IMPAC GROUP, INC.




                                     Dated

                                January 11, 1999

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----

ARTICLE 1      NAME...................................................................1

ARTICLE 2      REGISTERED OFFICE......................................................1

ARTICLE 3      PURPOSES...............................................................2

ARTICLE 4      COMMON STOCK...........................................................2
         SECTION 4.1  NUMBER OF SHARES................................................2
         SECTION 4.2  VOTING RIGHTS...................................................2
         SECTION 4.3  CONVERSION......................................................2

ARTICLE 5      SERIES A REDEEMABLE PREFERRED STOCK....................................2
         SECTION 5.1  NUMBER OF SHARES AND RANKING....................................3
         SECTION 5.2  DIVIDENDS.......................................................3
         SECTION 5.3  LIQUIDATION PREFERENCE..........................................7
         SECTION 5.4  REDEMPTION BY THE COMPANY.......................................8
         SECTION 5.5  VOTING RIGHTS..................................................12
         SECTION 5.6  CHANGE OF CONTROL..............................................14
         SECTION 5.7  CERTAIN COVENANTS..............................................16
         SECTION 5.8  EXCLUSION OF OTHER RIGHTS AND REMEDIES.........................20
         SECTION 5.9  SEVERABILITY OF PROVISIONS.....................................20

ARTICLE 6      MANAGEMENT............................................................20

ARTICLE 7      INDEMNIFICATION.......................................................21

ARTICLE 8      COMPROMISE OR ARRANGEMENTAND REORGANIZATION...........................22

ARTICLE 9      MISCELLANEOUS.........................................................23
         SECTION 9.1  TRANSFERS......................................................23
         SECTION 9.2  REPLACEMENT OF LOST CERTIFICATES...............................23
         SECTION 9.3  NOTICES........................................................23

ARTICLE 10     CERTAIN DEFINITIONS...................................................24

                          FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               IMPAC GROUP, INC.


     IMPAC Group, Inc. (the "Company") is a company organized and existing under
                             -------
and by virtue of the Delaware General Corporation Law. Pursuant to the provisions of Section 242 and Section 245 of the Delaware General Corporation Law, the Company adopts the following Fourth Amended and Restated Certificate of Incorporation (this "Fourth Amended and Restated Certificate"). The original
                     ------ ------- --- -------- -----------
Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on May 9, 1996, as amended and restated by the Amended and Restated Certificate of Incorporation dated as of May 21, 1996 (the "Original
                                                                     --------
Certificate of Incorporation"). The Original Certificate Of Incorporation was
----------- -- -------------
amended and restated by the Amended and Restated Certificate of Incorporation dated as of March 11, 1998 (the "Amended and Restated Certificate"). The
                                 ------- --- -------- -----------
Amended and Restated Certificate was amended and restated by an additional Amended and Restated Certificate of Incorporation dated as of December 18, 1998 (the "Second Amended and Restated Certificate of Incorporation").
      --------------------------------------------------------

     This Fourth Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate in its entirety, was duly adopted as of January 8, 1999 in accordance with the provisions of Sections 228, 242 and 225 of the Delaware General Corporation Law (the "DGCL"). The
                                                               ----
provisions of the Original Certificate Of Incorporation are hereby further amended and restated, such amendment and restatement to be effective on January 8, 1999, to read in their entirety as follows:

                                   ARTICLE 1
                                     NAME

     The name of the Company is IMPAC Group, Inc.

                                   ARTICLE 2
                               REGISTERED OFFICE

     The address of the Company's registered office in the State of Delaware is 1013 Center Road, in the City of Wilmington, County of New Castle (Zip Code 19805). The name of the Company's registered agent at such address is Corporation Service Company.

                                   ARTICLE 3
                                   PURPOSES

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 4
                                 COMMON STOCK

     SECTION 4.1  NUMBER OF SHARES.

     The total number of shares of common stock that the Company shall have authority to issue is 1,100,000, consisting solely of 1,000,000 shares of Series A Common Stock, $0.001 par value per share ("Series A Common Stock"), and
                                             ------ - ------ -----
100,000 shares of Series B Common Stock, $0.001 par value per share ("Series B
                                                                      ------ -
Common Stock," and together with the Series A Common Stock, the "Common Stock").
------ -----                                                     ------ -----

     SECTION 4.2  VOTING RIGHTS.

     Except as otherwise required by law, the holders of each share of Series A Common Stock and Series B Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each such share held; and the holders of Series A Common Stock and Series B Common Stock will vote together as the holders of a single class of stock.

     SECTION 4.3  CONVERSION.

     At the option of the Company, upon the closing of a Public Offering (as defined below), all shares of Series B Common Stock then issued and outstanding shall be converted into shares of Series A Common Stock. Except as otherwise provided in the preceding sentence, the holders of shares of Series B Common Stock shall not be entitled to convert any shares of Series B Common Stock into shares of Series A Common Stock. "Public Offering" shall mean an underwritten
                                    ------ --------
public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of any series of Common Stock.

                                   ARTICLE 5
                      SERIES A REDEEMABLE PREFERRED STOCK

     The Redeemable Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

     SECTION 5.1  NUMBER OF SHARES AND RANKING

     (a) The total number of shares of preferred stock the Company shall have authority to issue is 50,000, consisting solely of 50,000 shares of Series A Redeemable Preferred Stock, $0.001 par value per share (the "Series A Preferred
                                                             ------ - ---------
Stock").
-----

     (b) The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of common stock of the Company (including the Series A Common Stock and the

Series B Common Stock) and to each other class or series of Capital Stock of the Company established after the Preferred Issue Date by the Board of Directors of the Company, the terms of which do not expressly provide that such other class or series of Capital Stock ranks on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Securities"); and (ii) on a
                                            -----------------
parity with any class or series of Capital Stock established after the Preferred Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Parity Securities").
    -----------------

     SECTION 5.2  DIVIDENDS

     (a) The Holders of the outstanding shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, dividends on the Series A Preferred Stock, which shall accrue at a rate per annum equal to 14.0% (the "Dividend Rate") of the Liquidation Preference; provided, however, that (i)
--------- ----                                  --------  -------
unless previously consented to in writing by the Holders of shares of Series A Preferred Stock representing 66 2/3% of the aggregate Liquidation Preference then outstanding, upon the occurrence and during the continuance of an Event of Non-Compliance, (ii) unless previously consented to in writing by the Holders of shares of Series A Preferred Stock representing 66 2/3% of the aggregate Liquidation Preference then outstanding, if at any time and so long as the Control Parties are not the Beneficial Owners, in the aggregate, of more than 50.0% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors (a "50% Ownership Event"), or (iii) unless previously consented to in
              --- --------- -----
writing by the Holders of shares of Series A Preferred Stock representing 66 2/3% of the aggregate Liquidation Preference then outstanding, if at any time and so long as Affiliates of Heritage Partners Management Co. Inc. d/b/a Heritage Partners, Inc. are not the Beneficial Owners of shares of Common Stock representing 90% of the Heritage Ownership Amount (as defined in the Securities Purchase Agreement) (as appropriately adjusted from time to time to reflect stock splits, stock dividends or reverse stock splits) (a "Heritage Transfer"),
                                                           -------- --------
the Dividend Rate shall be 24.0% (such increased rate, the "Increased Dividend
                                                            --------- --------
Rate").  All dividends on Series A Preferred Stock will be cumulative, whether
----
or not earned or declared on a daily basis, from the Preferred Issue Date (provided that, with respect to Dividend Shares, dividends shall be cumulative from "date of issuance" of such Dividend Shares), and will be payable semi-
      ---- -- --------
annually in arrears on July 1 and January 2 of each year, commencing on July 1, 1999, or, if any such date is not a Business Day, on the next succeeding Business Day (each a "Dividend Payment Date") to the Holders on the June 15 or
                      -------- ------- ----
December 15 immediately preceding the relevant Dividend Payment Date (each, a

"Record Date").  Dividends on each share of Series A Preferred Stock will accrue
------- ----
from and including the date of issuance of such share to and including the date on which the Liquidation Preference (plus all then accrued but unpaid dividends thereon) of such share is paid. Except as provided below with respect to shares of Series A Preferred Stock issued pursuant to a PIK Dividend, the Preferred Issue Date will be deemed to be the "date of issuance" of any shares of Series A
                          ---- -- --------
Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

     (b) Subject to Section 5.2(c), with respect to all periods prior to and including the tenth Dividend Payment Date, the Company shall pay all dividends on the Series A Preferred Stock by issuance of a PIK Dividend. Subject to
Section 5.2(c), with respect to all periods after the tenth Dividend Payment Date and prior to and including the twelfth Dividend Payment Date (the "Sixth
                                                                        -----
Year"), the Company shall pay all dividends on the Series A Preferred Stock by
----
issuance of a PIK Dividend; provided, however, that the Dividend Rate shall
                            --------  -------
increase to 15.0% during the Sixth Year. With respect to all periods after the twelfth Dividend Payment Date, the Company shall pay all dividends on the Series A Preferred Stock in cash, but only to the extent the payment of such cash dividends is then permitted under the terms of the Credit Agreements, the Indenture and any other indenture, agreement or instrument relating to Indebtedness Incurred by the Company or any Subsidiary (collectively, the "Financing Arrangements"), and if not so permitted, (i) the Company will pay
-----------------------
such dividend by issuance of a PIK Dividend and (ii) the Dividend Rate shall increase to 15.0% with respect to such semi-annual period (and any subsequent semi-annual period) for which the Company does not pay dividends on the Series A Preferred Stock in cash.

     (c) On or after any date on which the Company redeems all of the outstanding Dividend Shares pursuant to Section 5.4(e), the Company shall pay all dividends on the Series A Preferred Stock in cash, but only to the extent the payment of such cash dividends is then permitted under the terms of the Financing Arrangements and if not so permitted, (i) the Company will pay such dividend by issuance of a PIK Dividend and (ii) the Dividend Rate shall increase to 15.0% with respect to such semi-annual period (and any subsequent semi-annual period) for which the Company does not pay dividends on the Series A Preferred Stock in cash.

     (d) With respect to any share of Series A Preferred Stock issued pursuant to a PIK Dividend in accordance with this Section 5.2 ("Dividend Shares"), the
                                                        ---------------
Dividend Payment Date giving rise to such PIK Dividend shall be deemed to be its "date of issuance", regardless of the number of times transfer of such share is
 ---- -- --------
made on the stock records of the Company and regardless of the number of certificates which may be issued to evidence such share. All Dividend Shares will upon issuance in accordance with this Section 5.2 be duly authorized, validly issued, fully paid and non-assessable. Each such PIK Dividend shall be made pro rata with respect to the outstanding shares of Series A Preferred Stock
     --- ----
in accordance with the respective dividends then due and payable thereon. Dividends with respect to such Dividend Shares shall accrue at the rates and be due and payable on the Dividend Payment Dates and on the other terms set forth in this Section 5.2. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed ratably among the Holders of the Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such Holder.

     (e) No full dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities (a "Parity Securities
                                                  ------ ----------
Distribution") for any period unless (i) full cumulative dividends on all shares
------------
of Series A Preferred Stock from the applicable date of issuance until the most recent Dividend Payment Date shall have been or contemporaneously are declared and paid and (ii) either (A) full unpaid cumulative dividends on all shares of Series A Preferred Stock from the most recent Divided Payment Date are or have been paid in cash or (B) all dividends declared on all shares of Series A Preferred Stock and all dividends declared upon shares of Parity Securities shall be declared pro rata so that the amount of cash and non-cash dividends declared per share of Series A Preferred Stock and the amount of cash and non-cash dividends declared per share of such Parity Securities shall bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other (for the purposes of such calculation, cash dividends will be compared to cash dividends and non-cash dividends will be compared to non-cash dividends).

     (f) Unless (i) full unpaid cumulative dividends on all shares of Series A Preferred Stock from the applicable date of issuance shall have been or contemporaneously are declared and paid in cash and (ii) the aggregate Liquidation Preference of the Series A Preferred Stock then outstanding is no greater than the amount of such Liquidation Preference on the Preferred Issue
Date: (a) no dividend (other than a dividend on Junior Securities payable solely in shares of any Junior Securities) shall be declared or paid upon (or deemed paid), or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (b) no shares of Junior Securities or Parity Securities shall be repurchased, redeemed or otherwise acquired or retired by the Company or any of its Subsidiaries; and (c) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities or Parity Securities by the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company may, at any time, repurchase, redeem or otherwise acquire or retire for value (each a "Junior Security Repurchase") Junior
                                     ------ -------- ----------
Securities of the Company held by any current or former member of the Company's (or any of its Subsidiaries') management pursuant to (i) any agreement listed in
Schedule 5.2(f) (the "Existing Repurchase Agreements"), (ii) any agreement
                      -------- ---------- ----------
between the parties to an Existing Repurchase Agreement which terminates and replaces or supersedes any such agreement (each, a "Renewal Repurchase
                                                    ------- ----------
Agreement") or (iii) an agreement between the Company and any member of
---------
management of the Company or any of its Subsidiaries in the future, other than the Existing Repurchase Agreements and Renewal Repurchase Agreements (no more than four of which are executed and delivered by the Company, each, a "New
                                                                       ---
Repurchase Agreement"); provided that, in any such case:
---------- ---------

          (A) the aggregate price paid for all such Junior Security Repurchases by the Company shall not exceed $2.5 million in any twelve-month period, without giving effect to any such Junior Security Repurchases with the proceeds paid to the Company from key man life or disability insurance policies purchased by the Company specifically to finance a possible Junior Security Repurchase or the proceeds from the issuance and sale of any Equity Interests which constitute Junior Securities;

          (B) the Company is, at the time of such Junior Security Repurchase and after giving pro forma effect thereto as if (i) such repurchase had occurred at the beginning of the applicable four-quarter period and (ii) the payment of the purchase price for such repurchase is an Incurrence of Indebtedness, able to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 5.7(a);

          (C) the Company is required to make such Junior Security Repurchase pursuant to the terms of an Existing Repurchase Agreement, a Renewal Repurchase Agreement or a New Repurchase Agreement; provided, however, that
                                                         --------  -------
     this clause (C) will not restrict the Company from making Junior Security Repurchases pursuant to the terms of any Repurchase Agreement at the option of the Company in an aggregate amount not exceeding (i) $100,000 in any twelve-month period and (ii) $500,000 in the period beginning with the Preferred Issue Date and ending on the applicable repurchase date; and

          (D) at the time of such Junior Security Repurchase, the Consolidated EBITDA of the Company for the four most recent full fiscal quarters for which internal financial information of the Company is available, meets or exceeds the levels specified below:

                                                 Consolidated
               Repurchase Period                       EBITDA
               -----------------               --------------

               Prior to March 31, 2000         $50.0 million

               On or after March 31, 2000      $55.0 million
               but prior to March 31, 2001

               On or after March 31, 2001      $60.0 million
               but prior to March 31, 2002


     (g)  Notwithstanding the provisions of Section 5.2(f) above:

          (i) the Company may repurchase on or immediately after the Preferred Issue Date shares of Common Stock as contemplated by the Heritage Repurchase Agreement;

          (ii) the Company may effect, at any time, Junior Security Repurchases, with the cash proceeds paid to the Company (A) from key man life or disability insurance policies purchased by the Company specifically to finance a possible Junior Security Repurchase or (B) from the issuance and sale of any Equity Interests which constitute Junior Securities; and

          (iii) the Company may effect, at any time, Junior Security Repurchases required by the terms of any Repurchase Agreement in an aggregate amount not exceeding (a) $1,000,000 in any twelve-month period and (b) $2.5 million in the period beginning with the Preferred Issue Date and ending on the applicable repurchase date.

     (h) Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of the Series A Preferred Stock on such date, not more than 30 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

     SECTION 5.3  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders of Series A Preferred Stock shall be entitled to payment, out of the assets of the Company available for distribution to stockholders, of the Liquidation Preference per share of Series A Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to but excluding the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Series A Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the Holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons shall be deemed to be a liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

     SECTION 5.4  REDEMPTION BY THE COMPANY

     (a) Commencing on the third anniversary of the Preferred Issue Date, the Company may (at any time), at the Company's option, redeem in whole or in part (provided, that the aggregate Liquidation Preference of shares of Series A Preferred Stock redeemed shall be no less than $5.0 million and in integral multiples of $1.0 million in excess of such amount) all of the outstanding shares of Series A Preferred Stock at the prices set forth below (expressed as a percentage of the then aggregate Liquidation Preference thereof, with the redemption premium to be paid to be based on the date of the redemption as set forth below), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to but excluding the Redemption Date.

Redemption Date                                                                Redemption Price
---------------                                                                ------------------
On or after the Third Anniversary but prior to the Fourth Anniversary                      104%
On or after the Fourth Anniversary but prior to the Fifth Anniversary                      103%
On or after the Fifth Anniversary but prior to the Sixth Anniversary                       102%
On the Sixth Anniversary and thereafter                                                    100%

     (b) On or after the consummation of a Public Offering from which the Company receives at least $25.0 million in proceeds, the Company may, at its option, redeem, in whole or in part, all of the outstanding shares of the Series A Preferred Stock during the periods (expressed in relation to anniversaries of the Preferred Issue Date) and at the redemption prices in cash set forth below (which are expressed as a percentage of the aggregate Liquidation Preference thereof, with the redemption premium to be paid to be based on the date of the redemption as set forth below), plus, without duplication, an amount in cash equal to accrued and unpaid dividends, if any, to but excluding the Redemption Date; provided, however, that (i) the Company may not effectuate such a
      --------  -------
redemption on any date when the Holders of the Series A Preferred Stock are not free to (A) exercise the Warrants to purchase shares of Series A Common issued by the Company to the original Holders in connection with such Holders' purchase of the Series A Preferred Stock (the "Warrants") and (B) sell the shares of
                                      --------
Series A Common Stock underlying the Warrants (for purposes of this provision, if such Holders may not sell such stock (A) as a result of a request that they not sell (for no more than 180 days) by the managing underwriter of any Public Offering or (B) as a result of limitations imposed by Rule 144 under the Securities Act, such shares of Series A Common Stock will be deemed to be freely saleable) and (ii) after giving effect to any such redemption pursuant to this
Section 5.4(b), not less than 50% of the original aggregate Liquidation Preference of the Series A Preferred Stock shall be outstanding, unless the Company redeems 100% of the outstanding shares of Series A Preferred Stock. Any such redemption must be made within 90 days after the date of the closing of such Public Offering.

Redemption Date                                                             Redemption Price
---------------                                                             ----------------
On or after the First Anniversary but prior to the Second Anniversary               110%
On or after the Second Anniversary but prior to the Third Anniversary               106%
On or after the Third Anniversary but prior to the Fourth Anniversary               104%
On or after the Fourth Anniversary but prior to the Fifth Anniversary               103%
On or after the Fifth Anniversary but prior to the Sixth Anniversary                102%
On the Sixth Anniversary and thereafter                                             100%

     (c) In connection with a sale of the Company or its business (whether as a merger or consolidation or sale of all or substantially all of the Capital Stock or assets of the Company and its Subsidiaries or otherwise and including the sale of more than 50% of the outstanding

Common Stock to existing shareholders of the Company or their Affiliates) (a "Disposition"), the Company may, at its option, redeem all of the outstanding
 -----------
shares of the Series A Preferred Stock at the redemption prices set forth below (which are expressed as a percentage of the aggregate Liquidation Preference thereof, with the redemption premium to be paid to be based on the date of the redemption as set forth below), plus, without duplication, an amount in cash equal to accrued and unpaid dividends, if any, to but excluding the Redemption Date. Any such redemption that the Company elects to make may only be made within (i) ten (10) Business Days after the date of the closing of such Change of Control or (ii) ten (10) Business Days after the Change of Control Payment Date, in the event the Company (A) makes a Change of Control Offer pursuant to
Section 5.6(a) and (B) immediately after the Change of Control Payment Date, the aggregate Liquidation Preference of all shares of Series A Preferred Stock which remain outstanding is less than $5.0 million.

Redemption Date                                                                Redemption Price
---------------                                                                ----------------
Prior to the First Anniversary                                                       110%
On or after the First Anniversary but prior to the Second Anniversary                108%
On or after the Second Anniversary                                                   106%

     (d) (i) During any period in which the Increased Dividend Rate is in effect (an "Increased Dividend Period") as a result of a 50% Ownership Event or
            --------- -------- ------
a Heritage Transfer, the Company may, at its option, redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock; provided,
                                                                 --------
however, that the Company may not redeem shares of Series A Preferred Stock if
-------
the Holders of such stock have waived (in writing), subject to Section 5.4(d)(ii) below, at any time prior to the date of redemption, their right, to receive dividends on such stock at the Increased Dividend Rate, at a price equal to 101% of the then aggregate Liquidation Preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to but excluding the Redemption Date.

     (ii) The Company may, no less than thirty (30) days prior to the possible occurrence of a 50% Ownership Event or Heritage Transfer, notify the Holders of such proposed transaction and request the Holders to notify the Company within thirty (30) days of such notice whether or not such Holders will waive their right to dividends at the Increased Dividend Rate arising as a result of the consummation of such transaction. Any such notice shall provide information reasonably sufficient to make a decision. Each Holder shall respond within thirty (30) days of such notice and shall be bound by the election made by such Holder in such notice.

     (e) In order to declare and pay dividends on Junior Securities pursuant to
Section 5.2(f), the Company may at its option redeem all, but not less than all, of the outstanding Dividend Shares at a price in cash equal to 100% of the aggregate Liquidation Preference thereof; provided, however, that in the event
                                          --------  -------
the Company redeems, in one or a series of related transactions, Dividend Shares (pursuant to this Section 5.4 (e)) at the same time as a redemption of any other shares of Series A Preferred Stock (the "Other Shares"), then (i) the Company
                                         ----- ------
may not redeem any Dividend Shares pursuant to this Section 5.4(e) at any price (determined as a percentage of the aggregate Liquidation Preference of such Dividend Shares, the "Dividend Share Redemption Price") less than the price (determined as a
 -------- ----- ---------- -----
percentage of the aggregate Liquidation Preference of such Other Shares) at which the Other Shares are being redeemed (the "Other Share Redemption Price"),
                                                ----- ----- ---------- -----
and (ii) to the extent any Dividend Shares are redeemed pursuant to this Section 5.4(e) within six (6) months prior to any such redemption of Other Shares, the Company shall pay, upon the redemption of the Other Shares, to the former Holders of such Dividend Shares, an amount equal to the difference between (A) the Other Share Redemption Price and (B) the Dividend Share Redemption Price actually paid to such former Holders of Dividend Shares on the applicable Redemption Date.

     (f) On December 31, 2008 (the "Mandatory Redemption Date"), the Company
                                    --------- ---------- ----
shall be required to redeem all of the outstanding shares of Series A Preferred Stock (including any Dividend Shares) at a price equal to 100% of the aggregate Liquidation Preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to but excluding the Redemption Date.

     (g) In the event of partial redemptions of Series A Preferred Stock pursuant to this Section 5.4, the shares to be redeemed will be determined pro rata, as determined by the Company, provided that the Company may redeem such
                                    --------
shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

     (h) Notice of any redemption shall be sent by or on behalf of the Company not less than 20 nor more than 60 days prior to the date specified for redemption in such notice (including the date of such redemption, the "Redemption Date"), by first class mail, postage prepaid, to all Holders of
----------- ----
record of the Series A Preferred Stock at their registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the redemption price; (iv) if less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Liquidation Preference of, and the accrued and unpaid dividends on, the shares of Series A Preferred Stock to be redeemed; (v) except as provided in the next sentence, that on the Redemption Date the redemption price shall become due and payable upon each share of Series A Preferred Stock to be redeemed; and (vii) the place or places where shares are to be surrendered for payment of the redemption price. In connection with any redemption pursuant to Section 5.4(b) (a Public Offering) or
Section 5.4(c) (a Disposition) the Company may indicate in the redemption notice described above that its redemption obligation is contingent upon the consummation of such Public Offering or Disposition, in which case the Company's redemption obligation shall be contingent upon such consummation. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption, subject to any contingency described in the preceding sentence.

     (i) If notice has been mailed in accordance with Section 5.4(h) above and, provided that on or before the Redemption Date specified in such notice, all
--------
funds necessary for such redemption shall have been segregated and irrevocably set apart by the Company, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, on and after the Redemption Date, unless the Company defaults in the payment of the applicable redemption price, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate and all rights of the Holders of such shares shall terminate except for the right to receive from the Company the redemption price, without interest; new certificates of Series A Preferred Stock having an aggregate Liquidation Preference equal to the unredeemed portion of the Series A Preferred Stock (including any unredeemed Dividend Shares) shall be issued in the name of the Holder thereof upon cancellation of the original shares of Series A Preferred Stock (and any Dividend Shares) without cost to the Holder thereof. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable redemption price.

     (j) Any deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

         (i)) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

         (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

     (k) No Series A Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any redemption which the Company elects to effect pursuant to clauses (a)-(e) above or is required to effect pursuant to clause (f) above.

     (l) No optional redemption may be made pursuant to Section 5.4(a), 5.4(b), 5.4(c) 5.4(d) or 5.4(e), (i) unless prior thereto or contemporaneously therewith full unpaid cumulative dividends shall have been paid in cash or a sum set apart for such payment on the Series A Preferred Stock or (ii) at a price less than 101% of the aggregate Liquidation Preference of the shares of Series A Preferred Stock to be redeemed if on the applicable Redemption Date the Company is making or is required to make an offer to purchase shares of Series A Preferred Stock under a Change of Control Offer in accordance with Section 5.6.

     SECTION 5.5  VOTING RIGHTS

     (a) The Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by non-waivable provisions of DGCL and as hereinafter provided in this Section 5.5.

     (b) Except as stated above under Section 5.1, the Company shall not, without the affirmative vote or consent of Holders of shares of Series A Preferred Stock representing 66% of the aggregate Liquidation Preference then outstanding, voting or consenting, as the case may be, as one class:

         (i) amend this Fourth Amended and Restated Certificate of Incorporation so as to adversely affect the specified rights, preferences, privileges or voting rights of Holders of shares of the Series A Preferred Stock, or

         (ii) increase the number of authorized shares of the Company designated as Series A Preferred Stock except as may be required to issue additional Dividend Shares or to satisfy the Company's obligations to issue additional shares of Series A Preferred Stock to satisfy its obligations pursuant to Section 7.03(g) of the Securities Purchase Agreement, or

         (iii) increase or decrease the par value of the shares of the Series A Preferred Stock.

     (c) Without the consent of each Holder affected, an amendment or waiver of this Fourth Amended and Restated Certificate of Incorporation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting Holder):

         (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock (or the aggregate Liquidation Preference represented thereby) whose Holders must consent to an amendment or waiver;

          (ii) reduce the aggregate Liquidation Preference of any share of Series A Preferred Stock, alter the Mandatory Redemption Date or the applicable redemption price payable pursuant to Section 5.4(a)-(f) or
     Section 5.6, alter the circumstances under which the Company is required to make a Change of Control Offer or entitled or permitted to redeem the Series A Preferred Stock or alter the amount or form of consideration payable in connection with any such redemption:

          (iii) reduce the rate or change the time for payment of dividends on any share of Series A Preferred Stock;

          (iv) waive the consequences of any failure to pay dividends on the Series A Preferred Stock; or

          (v) make any share of Series A Preferred Stock payable in any form or currency other than that stated in this Fourth Amended and Restated Certificate of Incorporation.

     SECTION 5.6  CHANGE OF CONTROL

     (a) Upon the occurrence of a Change of Control, the Company shall make an offer (the "Change of Control Offer") to each Holder of shares of Series A
            ------ -- ------- -----
Preferred Stock to repurchase all, but not less than all, of such Holder's Series A Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, thereon to but excluding the date of repurchase (the "Change of Control Payment") (subject to
                                       ------ -- ------- -------
the right of Series A Preferred Stock Holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date); provided,
                                                                      --------
however, that notwithstanding the occurrence of a Change of Control, the Company
-------
shall not be obligated to purchase any shares of Series A Preferred Stock pursuant to this covenant in the event that it has previously exercised its right to redeem all of the Series A Preferred Stock pursuant to Section 5.4(a), 5.4(b), 5.4(c) or 5.4(d).

     (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series A Preferred Stock and a full description of the circumstances and relevant facts and financial information regarding such Change of Control.

     (c) The Company shall comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws and regulations in connection with the repurchase of the Series A Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5.6, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.6 by virtue thereof. The Change of Control Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Change of Control Offer (which at a minimum will include (i) the most recent available annual and quarterly financial statements, (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Change of Control Offer) and (iii) if applicable, appropriate pro forma financial information concerning the Change of Control Offer).

     (d) Within 30 days following any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof), the Company shall mail a notice to each Holder stating:

          (i)    that the Change of Control Offer is being made pursuant to this
     Section 5.6 and that all shares of Series A Preferred Stock tendered shall be accepted for payment;

          (ii) the amount of the Change of Control Payment, the purchase date, which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");
                                 ------ -- ------- ------- ----

          (iii) that any share of Series A Preferred Stock not tendered shall continue to accumulate dividends;

          (iv) the place or places where shares of Series A Preferred Stock are to be surrendered for tender pursuant to the Change of Control Offer;

          (v) that, on the Change of Control Payment Date, the purchase price shall become due and payable upon the acceptance of each share of Series A Preferred Stock (including any Dividend Shares) for payment pursuant to the Change of Control Offer and, unless the Company fails to pay the Change of Control Payment on the Change of Control Payment Date, all shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

          (vi) that Holders electing to have their shares of Series A Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series A Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with
               ------ -- ------ -- ----- --------
     the notice of Change of Control completed, to the Company (or its paying agent) at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

          (vii) that, if such Change of Control Offer is made prior to the occurrence of such Change of Control, payment is conditioned on the occurrence of such Change of Control.

     (e) On the Change of Control Payment Date, the Company shall, to the extent lawful (including without limitation, lawful under Section 160 of the DGCL), and subject to paragraph (g) below, (i) accept, in exchange for payment therefor, all shares of Series A Preferred Stock (including any Dividend Shares) or portions thereof properly tendered pursuant to the Change of Control Offer, and
(ii) deliver or cause to be delivered to each Purchaser tendering shares of Series A Preferred Stock pursuant to the Change of Control Offer an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series A Preferred Stock or portions thereof being purchased by the Company and, (iii) within three Business Days thereafter, the Company shall cause its transfer agent to authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series A

Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Preferred Stock represented by the certificates so surrendered. The Company shall notify each Person that was a Holder immediately prior to such redemption of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     (f) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.6 applicable to a Change of Control Offer made by the Company and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

     (g) Notwithstanding the foregoing provision of this Section 5.6, the Company shall not be obligated to purchase any shares of Series A Preferred Stock pursuant to a Change of Control Offer to the extent such payment would not be permitted under (i) any of the Financing Arrangements in effect as of the Preferred Issue Date (the "Existing Financing Arrangements"), (ii) any of the
                           -------- --------- ------------
Existing Financing Arrangements, as amended, waived or supplemented after the Preferred Issue Date, but without giving effect to any such amendments, waivers or supplements to the extent they have the effect of further restricting in any material respect, as compared to the restrictions imposed by Section 8.11 of the Current Credit Agreement and Section 4.07 of the Indenture (the "Existing
                                                                 --------
Restricted Payment Covenants"), the Company's ability to purchase shares of
---------- ------- ---------
Series A Preferred Stock in the event of a Change of Control, as determined in good faith by the Company's Board of Directors, or (iii) any new Financing Arrangements entered into by the Company or its Subsidiaries after the Preferred Issue Date, but only to the extent such new Financing Arrangements do not have the effect of further restricting in any material respect, as compared to the restrictions imposed by the Existing Restricted Payment Covenants, the Company's ability to purchase shares of Series A Preferred Stock in the event of a Change of Control, as determined in good faith by the Company's Board of Directors.

     SECTION 5.7  CERTAIN COVENANTS

     (a) Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and of Preferred Stock

          So long as any Series A Preferred Stock is outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, assume, Guarantee, incur, become directly or indirectly liable with respect to, or otherwise become responsible for, contingently or otherwise (individually and collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness
         -----                          ----------
     (excluding Permitted Indebtedness but including Acquired Debt) or any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock. Notwithstanding the foregoing, the Company and its Subsidiaries may Incur Indebtedness or Disqualified Stock if:

               (i) no Event of Non-Compliance shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such Incurrence of Indebtedness or Disqualified Stock; and

               (ii) prior to the first anniversary of the Preferred Issue Date, on the date of such Incurrence (the "Incurrence Date"), the
                                                     ---------- ----
          Company's Debt to Consolidated EBITDA Ratio would be no greater than
          6.25 to 1;

               (iii) on or after the first anniversary of the Preferred Issue Date, on the Incurrence Date the Company's Debt to Consolidated EBITDA Ratio would be no greater than 6.0 to 1;

               (iv) on or after the second anniversary of the Preferred Issue Date, on the Incurrence Date the Company's Debt to Consolidated EBITDA Ratio would be no greater than 5.5 to 1; and

               (v) on or after the third anniversary of the Preferred Issue Date, on the Incurrence Date the Company's Debt to Consolidated EBITDA Ratio would be no greater than 5.0 to 1.

     Indebtedness, Disqualified Stock or Preferred Stock of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any Unrestricted Subsidiary or other Person to be a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, as applicable.

     (b)  Merger, Consolidation, or Sale of Assets

     So long as any Series A Preferred Stock is outstanding, the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a
                                                --------- ------
corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) if the Company is not the Surviving Entity, the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the Series A Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction, no Event of Non-Compliance, and no event that after the giving of notice or lapse of time or both would become an Event of Non-Compliance, shall have occurred and be continuing; and (iv) the Company or the Surviving Entity will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 5.7(a). Notwithstanding the restrictions described in the foregoing clause (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing provisions of this paragraph (b), the Company and its Restricted Subsidiaries may engage in any of the transactions otherwise prohibited by this paragraph (b) if such transaction constitutes a Disposition and the Company redeems all of the outstanding shares of Series A Preferred Stock pursuant to Section 5.4(c) or the Company is then permitted to redeem the Series A Preferred Stock pursuant to Section 5.4(a) and redeems all of the shares of Series A Preferred Stock pursuant to Section 5.4(a) at the time of the closing of the applicable transaction.

     (c) Designation of Unrestricted Subsidiaries

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation would not cause an Event of Non-Compliance, and (ii) such Restricted Subsidiary meets the definition of an Unrestricted Subsidiary.

     (d) Limitations on Transactions with Affiliates and Related Persons

     The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i)
                                           --------- -----------
such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions, and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view has been issued to the Company by an accounting, appraisal, engineering or investment banking firm of national standing provided that the following
                                                --------
shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions , (4) payment of reasonable director fees to Persons who are not otherwise Affiliates of the Company, (5) any agreement in effect as of the Preferred Issue Date or any transaction contemplated thereby, (6) the issuance by the Company to any officer or employee of the Company of (i) any option or options to purchase shares of Common Stock or (ii) any Junior Securities and (7) any repurchases by the Company of Junior Securities pursuant to any Repurchase Agreement or as otherwise contemplated by
Section 5.2(f).

     (e)  Line of Business

     So long as any Series A Preferred Stock is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter a line of business (whether by stock or asset purchase or otherwise) which is unrelated to the design, manufacturing and marketing of high-end, value-added specialty packaging and labels for consumer products (the "Current Business"), as determined in good
                                       ----------------
faith by the Company's Board of Directors. This paragraph (e) shall not prohibit the Company or any Subsidiary from acquiring any business that operates a line of business unrelated to the Current Business if (A) on the date of such acquisition, the primary business of such acquired business (i) is related to the Current Business and (ii) was responsible for more than 50.0% of the gross revenues of such business for the four most recent full fiscal quarters for which financial information is available (the "Measuring Period") and (B) within
                                               --------- ------
180 days of such acquisition, the primary business of such acquired business is
(i) related to the Current Business and (ii) after giving effect to divestitures during such 180-day period of business segments not related to the Current Business, was responsible for no less than 66 2/3% of the gross revenues generated by the acquired business during the Measuring Period.

     SECTION 5.8  EXCLUSION OF OTHER RIGHTS AND REMEDIES

     (a) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Fourth Amended and Restated Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

     (b) Except as set forth in Section 7.03 of the Securities Purchase Agreement, the Increased Dividend Rate shall be the exclusive remedy of the holders of Series A Preferred Stock for the Company's breach or failure to perform or observe any restriction, agreement or covenant set forth in this Fourth Amended and Restated Certificate.

     SECTION 5.9  SEVERABILITY OF PROVISIONS

     If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Fourth Amended and Restated Certificate of Incorporation (as this Fourth Amended and Restated Certificate of Incorporation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Fourth Amended and Restated Certificate of Incorporation (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.


                                   ARTICLE 6
                                  MANAGEMENT

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company and for defining and regulating the powers of the Company and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Company by statute:

     (a) The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Company. The election of directors need not be by written ballot.

     (b) Subject to such limitations as may be from time to time be imposed by other provisions of this Fourth Amended and Restated Certificate of Incorporation, by the By-laws of the Company, by applicable statutory or other law, and by any contract or agreement to which the Company is or may become a party, the Board of Directors shall have the power and authority:

          (i) to adopt, amend, and/or repeal the By-laws of the Company, provided however that no such adoption, amendment or repeal shall invalidate any prior act or deed of the directors which was valid when taken or made;

          (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Company, including after-acquired property, and to exercise all of the powers of the Company in connection therewith;

          (iii) to determine whether, to what extent, at what times and places, and under what conditions the records, accounts, books, and papers of the company shall be open for inspection by its stockholders, and no stockholder shall have any right to inspect any record, account, book, or paper of the Company except as conferred by statute or authorized by the By-laws of the Company or by the Board of Directors; and

          (iv) to exercise all such other powers and to do all such other acts and things as may be exercised or done by the Company.


                                   ARTICLE 7
                                INDEMNIFICATION

     The Company shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any Person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner or trustee of another company, partnership, joint venture, trust or other enterprise. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against him or her, whether or not the Company would have the power to indemnify him or her against such liability pursuant to this Article 7. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any Person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     A director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of the Company of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing portion of this Section by the stockholders of the Company shall not adversely effect any right or protection of a director of the Company existing at the time of such repeal or modification.

                                   ARTICLE 8
                           COMPROMISE OR ARRANGEMENT
                              AND REORGANIZATION

     Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such a manner as the said court directs. If at least a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

                                   ARTICLE 9
                                 MISCELLANEOUS

     SECTION 9.1 TRANSFERS. The Company shall keep at its principal office or at the office of its legal counsel a register for the registration of shares of Common Stock and Series A Preferred Stock (collectively, the "Stock"). Upon the
                                                              -----
surrender at such place of any certificate representing any share of the Stock, the Company shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number and type of shares of Stock represented by the surrendered certificate. Each such new certificate shall be registered in the name of the record holder of the surrendered certificate or (subject to compliance with applicable securities laws and with the provisions of this Fourth Amended and Restated Certificate, the By-laws of the Company, and any contract or agreement to which such holder is or may become party) such other name as such holder may request, and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost Incurred by the Company in connection with such issuance, unless such issuance is made in connection with a transfer of shares of Capital Stock, in which case the transferring holder shall pay all taxes arising from such transfer.

     SECTION 9.2 REPLACEMENT OF LOST CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Company (for which purpose an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of the Company's Capital Stock, and in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number and type of shares of Capital Stock represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

     SECTION 9.3 NOTICES. All notices, requests, payments, instructions or other documents to be given hereunder shall be given in the manner provided in, and shall be deemed to be effective in accordance with, the By-laws of the Company.

                                  ARTICLE 10
                              CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Article 10 shall have, for all purposes of this Fourth Amended and Restated Certificate of Incorporation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural). In the event that any term incorporated by reference to the Indenture contains one or more capitalized terms, such capitalized terms shall have the meanings set forth in the Indenture.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that (i)
                                                           --------
beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control and (ii) the lenders under the Current Credit Agreement (as amended, restated or refinanced from time to time) shall be deemed not to be in control of the Company solely as a result of acting in their capacity as lenders under the Current Credit Agreement.

     "Affiliate Transaction" has the meaning set for in Section 5.7(d).

     "AGI Management Stockholders" has the meaning set forth in the Second Amended and Restated Stockholder Agreement, dated as of January 8, 1999, by and among the Company, the Holders (as of the Preferred Issue Date) and certain other parties.

     "Amended and Restated Certificate" has the meaning set forth in the first paragraph of the recitals hereof.

     "Asset Sales" has the meaning set forth in the Indenture.

     "Beneficial Owner" shall be deemed to have the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Preferred Issue Date), whether or not applicable, except that a Person shall be deemed to be the Beneficial Owner of all shares that such Person has the right to acquire whether such right is exercisable immediately or only after the passage of time; provided, however, that for the purposes of determining whether a 50% Ownership
--------  -------
Event has occurred, any current or former officer, director or employee of the Company holding options to purchase shares of Common Stock shall not be deemed to be the Beneficial Owner of such shares of Common Stock, until such current or former officer, director or employee exercises such option or options and acquires such Common Stock.

     "Bidco" has the meaning set forth in the Indenture.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     "Calculation Date" has the meaning set forth in the definition of Debt to Consolidated EBITDA Ratio.

     "Capital Lease Obligation" has the meaning set forth in the Indenture.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Change of Control" means the occurrence of any event defined as a "Change of Control" under the terms of the Indenture.

     "Change of Control Offer" has the meaning set forth in Section 5.6(a).

     "Change of Control Payment" has the meaning set forth in Section 5.6(a).

     "Change of Control Payment Date" has the meaning set forth in Section 5.6(d)(ii).

     "Common Stock" has the meaning set forth in Section 4.1.

     "Company" means IMPAC Group, Inc.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to (a) add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication and determined in each case in accordance with GAAP, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Consolidated Subsidiary that is less than wholly owned Consolidated Subsidiary shall only be added to the extent of the equity interest of the Company in such Consolidated Subsidiary, (iii) non-cash restructuring charges and (iv) cash restructuring charges (to the extent such cash restructuring charges represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash restructuring charge that was paid in a prior period) and (v) cash restructuring charges not included within clause (iv) of this definition and management consulting fees for cost reduction projects; provided, however, that (I) the Board of Directors of the
                    --------  -------
Company shall determine in good faith what expenses constitute management consulting fees for cost reduction projects and (II) while any share of Series A Preferred Stock remains outstanding, the aggregate amount added to Consolidated Net Income pursuant to clause (v) of this definition shall not exceed (A) $2.0 million in any twelve-month period or (B) $5.0 in the period beginning on the Preferred Issue Date and ending on the date of the calculation, and (b) subtract therefrom any cash expenses actually paid during the relevant period representing restructuring charges that were accrued or reserved for in a prior period or representing a prepaid cash restructuring charge to be amortized in subsequent periods.

     "Consolidated Net Income" has the meaning set forth in the Indenture.

     "Consolidated Subsidiary" means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

     "Control Parties" means the AGI Management Stockholders, any of such stockholder's parents, spouse, children or grandchildren (or any trust or limited partnership formed for their sole benefit) and Affiliates of Heritage Partners Management Co. Inc. d/b/a Heritage Partners, Inc. collectively.

     "Credit Agreements" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), Hedging Obligations or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Credit Facilities" has the meaning set forth in the Indenture.

     "Current Business" has the meaning set forth in Section 5.7(e).

     "Current Credit Agreement" means the Amended and Restated Multicurrency Credit Agreement, dated as of March 12, 1998, and amended and restated as of July 7, 1998, among the Company, certain of its Subsidiaries and Bank of America National Trust & Savings Association and the other lenders party thereto, as amended through the Fifth Amendment, dated as of January 11, 1999, by and among the parties to the Amended and Restated Multicurrency Credit Agreement.

     "Debt to Consolidated EBITDA Ratio" means, as of any date of determination (the "Calculation Date"), the ratio of (i) the sum of (A) all Disqualified Stock
      ----------- ----
and Parity Securities of the Company (each measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends), plus (B) the Series A Preferred Stock (measured at the aggregate Liquidation Preference thereof), plus (C) all obligations (other than contingent obligations) to repurchase Junior Securities pursuant to the terms of any Repurchase Agreement, but only to the extent the Company is permitted under the terms of this Fourth Amended and Restated Certificate to satisfy such obligation within the twelve-month period beginning on the Calculation Date, plus (D) the Indebtedness of the Company and its Restricted Subsidiaries to (ii) the Consolidated EBITDA of the Company for the four most recent full fiscal quarters for which internal financial information of the Company is available, in each case determined on a pro forma basis after giving effect to (I) all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including the Calculation Date, as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period and (II) the application of the net proceeds of the proposed Incurrence. For purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, during such four-quarter period or subsequent to such four-quarter period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of such four-quarter period and Consolidated EBITDA for such four-quarter period shall be calculated without giving effect to clause (iii) of the definition of Consolidated Net Income, and (ii) Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with
Article 11 of Regulation S-X under the Securities Act, as such Regulation is in effect on the Preferred Issue Date.

     "DGCL" means the Delaware General Corporation Law.

     "Disposition" has the meaning set forth in Section 5.4(c).

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Mandatory Redemption Date, provided however, that any Capital Stock that would constitute
                 -------- -------
Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of Section 5.6.

     "Dividend Payment Date" has the meaning set forth in Section 5.2(a).

     "Dividend Rate" has the meaning set forth in Section 5.2(a).

     "Dividend Share Redemption Price" has the meaning set forth in Section
      5.4(e).

     "Dividend Shares" has the meaning set forth in Section 5.2(d).

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Event of Non-Compliance" means any of the following events:

          (i) the Company fails to pay in cash or, if permitted in accordance with Section 5.02(a), Dividend Shares, on any Dividend Payment Date, the full amount of the then accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock and such failure continues for three (3) days following receipt by the Company of notice of such failure;

          (ii) the Company fails to pay, on any date of redemption, the Liquidation Preference (plus all accrued and unpaid dividends) of each share which is to be redeemed on such date;

          (iii) the Company breaches or otherwise fails to perform or observe any restriction, agreement or covenant set forth in (A) the Securities Purchase Agreement or (B) this Fourth Amended and Restated Certificate and such breach or violation continues for thirty (30) days after any member of the Company's senior management, executive officer or member of the Board of Directors of the Company has actual knowledge of such breach or violation or, if on the thirtieth (30) day such breach of violation is in the process of cure, then such period shall be for a period of forty-five
     (45) days; and

          (iv)   an "Event of Default" (as such term is defined under the
                     ----- -- -------
     Indenture) occurs and is continuing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Financing Arrangements" has the meaning set forth in Section 5.6(g).

     "Existing Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries (other than "Revolving Loans" and "Swing Line Loans" (as defined under the Current Credit Agreement)) in existence on the Preferred Issue Date.

     "Existing Repurchase Agreements" has the meaning set forth in Section
5.2(f).

     "Existing Restricted Payment Covenants" has the meaning set forth in
Section 5.6(g).

     "Financing Arrangements" has the meaning set forth in Section 5.2(b).

     "Fourth Amended and Restated Certificate" has the meaning set forth in the introductory paragraph.

     "50% Ownership Event" has the meaning set forth in Section 5.2(a).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Preferred Issue Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" has the meaning set forth in the Indenture.

     "Hedging Obligations" has the meaning set forth in the Indenture.

     "Heritage Repurchase Agreement" means the letter agreement in the form attached as Schedule 7 to the Stockholder Agreement.
            ----------

     "Heritage Transfer" has the meaning set forth in Section 5.2(a).

     "Holder" means a Person in whose name a share of Series A Preferred Stock is registered.

     "Increased Dividend Period" has the meaning set forth in Section 5.4(d)(i).

     "Increased Dividend Rate" has the meaning set forth in Section 5.2(a).

     "Incur" has the meaning set forth in Section 5.7(a).

     "Incurrence Date" has the meaning set forth in Section 5.7(a)(ii).
 .
     "Indebtedness" has the meaning set forth in the Indenture.

     "Indenture" means the Indenture, dated as of March 12, 1998, by and among the Company and State Street Bank and Trust Company, as trustee, pursuant to which the Notes were issued, as supplemented by the First Supplemental Indenture, dated as of July 21, 1998, in effect on the Preferred Issue Date. References to the Indenture and incorporation of terms and provisions of the Indenture shall continue to apply for purposes of this Fourth Amended and Restated Certificate of Incorporation after the Indenture has been discharged or otherwise terminated. In addition, except as otherwise expressly noted herein, references to and incorporation of terms and provisions of the Indenture shall mean such terms and provisions as in effect on the Preferred Issue Date.

     "Junior Securities" has the meaning set forth in Section 5.1(b).

     "Junior Securities Repurchase" has the meaning set forth in Section 5.2(f).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).

     "Liquidation Preference" means $1,000 per share of Series A Preferred
Stock.

     "Loan Note Guarantees" has the meaning set forth in the Indenture.

     "Loan Notes" has the meaning set forth in the Indenture.

     "Mandatory Redemption Date" has the meaning set forth in Section 5.4(f).

     "Measuring Period" has the meaning set forth in Section 5.7(e).

     "Net Proceeds" has the meaning set forth in the Indenture.

     "New Repurchase Agreements" has the meaning set forth in Section 5.2(f).

     "Non-Guarantor Foreign Subsidiary" has the meaning set forth in the Indenture.

     "Non-Recourse Debt" has the meaning set forth in the Indenture.

     "Notes" means the Company's 10 1/8% Senior Subordinated Notes due March 15, 2008, which were issued pursuant to the Indenture.

     "Officers' Certificate" means a certificate signed by two officers of the Company at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Holders.

     "Option of Holder to Elect Purchase" has the meaning set forth in Section 5.6(d)(vi).

     "Original Certificate of Incorporation" has the meaning set forth in the first paragraph of the recitals hereof.

     "Other Shares" has the meaning set forth in Section 5.4(e).

     "Other Share Redemption Price" has the meaning set forth in Section 5.4(e).

     "Parity Securities" has the meaning set forth in Section 5.1(b).

     "Parity Securities Distribution" has the meaning set forth in Section
5.2(e)

     "Permitted Indebtedness" means:

               (i) the Incurrence by the Company of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under Credit Facilities in an aggregate principal amount that does not exceed at any one time $40.0 million less (1) the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to Section 4.10 of the Indenture (other than temporary paydowns pending final application of such Net Proceeds) and
          (2) any amount Incurred pursuant to clause (iii) of this definition;

               (ii) the Existing Indebtedness and letters of credit (including reimbursement obligations with respect thereto, but excluding letters of credit for which the reimbursement obligation would constitute a "Revolving Loan" or "Swing Line Loan" other than "Specified L/C Loans" not to exceed $13 million in principal amount at any time outstanding (each as defined under the Current Credit Agreement, as it may be amended, supplemented or restated from time to time)) supporting such Existing Indebtedness whether such letters of credit are Incurred under the Current Credit Agreement or otherwise;

               (iii) the Incurrence by the Company or any of the Guarantors or Non-Guarantor Foreign Subsidiaries of Indebtedness represented by mortgage financings, purchase money obligations or Capital Lease Obligations, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, not to exceed $5.0 million at any time outstanding;

               (iv) the Incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace (A) any Indebtedness or Disqualified Stock permitted under clauses (ii) or
          (ix) of this definition or (B) any Ratio Debt;

               (v) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that (i) any
                                         --------  -------
          subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (ii) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

               (vi) the Incurrence by the Company or any of the Guarantors of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of Section 5.7(a) hereof to be outstanding;

               (vii) the Guarantee by the Company or any of its Subsidiaries or any of the Guarantors of the Indebtedness of the Company or another Subsidiary that was permitted to be Incurred by another provision of this Fourth Amended and Restated Certificate;

               (viii) (A) the Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such
                                             --------  -------
          Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (viii), and (B) the issuance of Preferred Stock by Unrestricted Subsidiaries; and

               (ix) the Incurrence by Bidco of Indebtedness under the Loan Notes and the Incurrence by the Company of Indebtedness with respect to its reimbursement obligation to the Issuer of any Loan Notes Guarantees.

     Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries Incurs any Ratio Debt:

          (A) the Company and its Subsidiaries shall thereafter be prohibited from Incurring Permitted Indebtedness pursuant to clause (i) of this definition, and

          (B) the Company and its Subsidiaries may thereafter Incur as "Permitted Indebtedness" (I) up to $15.0 million of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under one or more credit facilities, provided that (a) the Board of Directors of the Company affirmatively votes to characterize such Indebtedness as seasonal working capital and (b) the terms of such letters of credit and/or credit facilities require that there be no Indebtedness outstanding under such facility for a period of thirty (30) consecutive days in every twelve (12) month period, and (II) Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5.0 million (provided that no Indebtedness may be Incurred pursuant to this provision prior to the date which is fifteen (15) Business Days following the Incurrence by the Company of such Ratio Debt).

     For purposes of determining compliance with this definition, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (ix) above or is entitled to be Incurred pursuant to Section 5.7(a), the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with Section 5.7(a).

     "Permitted Refinancing Indebtedness" has the meaning set forth in the Indenture.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "PIK Dividend" means, with respect to the Series A Preferred Stock, the issuance on any Dividend Payment Date of additional shares of Series A Preferred Stock having an aggregate Liquidation Preference equal to any accrued and unpaid dividends thereon.

     "Preferred Issue Date" means the date on which the shares of Series A Preferred Stock (prior to the issuance of any Dividend Shares) representing $20.0 million in aggregate Liquidation Preference are originally issued.

     "Preferred Stock" means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, winding up as dissolution.

     "Public Offering" has the meaning set forth in Section 4.3

     "Ratio Debt" means Indebtedness (other than Permitted Indebtedness) Incurred pursuant the Debt to Consolidated EBITDA Ratio set forth in Section 5.7(a).

     "Record Date" has the meaning set forth in Section 5.2(a).

     "Redemption Date" has the meaning set forth in Section 5.4(h).

     "Renewal Repurchase Agreement" has the meaning set forth in Section 5.2(f).

     "Repurchase Agreement" means any Existing Repurchase Agreement, Renewal Repurchase Agreement or New Repurchase Agreement.

     "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Second Amended and Restated Certificate of Incorporation" has the meaning set forth in the first paragraph of the recitals hereof.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of January 11, 1999, by and among the Company, BT Capital Investors L.P., Phoenix Home Life Mutual Insurance Company.

     "Series A Common Stock" has the meaning set forth in Section 4.1.

     "Series B Common Stock" has the meaning set forth in Section 4.1.

     "Series A Preferred Stock" has the meaning set forth in Section 5.1(a).

     "Sixth Year" has the meaning set forth in Section 5.2(b).

     "Stock" has the meaning set forth in Section 9.1.

     "Stockholder Agreement" means the Second Amended and Restated Stockholder Agreement, dated as of January 8, 1999, by and among the Company, BT Capital Investors L.P., Phoenix Home Life Mutual Insurance Company and certain other stockholders party thereto.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Surviving Entity" has the meaning set forth in Section 5.7(b).

     "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination qualifies as an "Unrestricted Subsidiary" for purposes of the Indenture and is designated an Unrestricted Subsidiary for purposes of this Fourth Amended and Restated Certificate of Incorporation. Any such designation by the Board of Directors of the Company shall be evidenced by a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Fourth Amended and Restated Certificate of Incorporation and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, but any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

     "Warrants" has the meaning set forth in Section 5.4(b).

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

     IN WITNESS WHEREOF, I have hereunto met my hand and seal, the 11th day of January, 1999.


                                              IMPAC Group, Inc.

                                              Name: David C. Underwood
                                                    --------------------------
                                              Title:  Chief Financial Officer
                                                     -------------------------

                                Schedule 5.2(f)
                                -------- ------


                     Existing Equity Repurchase Agreements
                     -------- ------ ---------- ----------


1. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between IMPAC Group, Inc. (the "Company") and David Underwood, as amended by a First Amendment dated as of January 7, 1999.

2. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and James Oppenheimer, as amended by a First Amendment dated as of January 7, 1999.

3. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Richard Oppenheimer, as amended by a First Amendment dated as of January 7, 1999.

4. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Dean Henkel, as amended by a First Amendment dated as of January 7, 1999.

5. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and H. Scott Herrin.

6. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Melvin Herrin.

7. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Richard Block.

8. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Jacqueline Barry.

9. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Mary Frances Griffin.

10. Employment, Non-Competition and Stock Repurchase Agreement, dated as of March 12, 1998, by and between the Company and Dennis McGuin.

11. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and John McInerney.

12. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and Robert Eliason.

13. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and Craig Wilson

14. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and Daniel Santry.

15. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and Steve Frazier.

16. Agreement relating to Employment and Stock Ownership, dated as of March 12, 1998, by and between the Company and Richard Mazurek

Each of the agreements referred to in Items 1-1 being as modified by the letter agreement among the Company and the employees referred to in such agreement, dated as of January 7, 1999.

17. Stock Purchase Agreement dated as of March 12, 1998 by an among the Company, Melvin B. Herrin, H. Scott Herrin, Matthew H. Kamens, not individually but as a Trustee under an Indenture of Trust dated June 4, 1996 of Melvin B. Herrin; and Arthur S. Keyser, not individually but as trustee under an Irrevocable Deed of Trust dated August 12, 1992 for the benefit of H. Scott Herrin.